Exhibit 99.1

Contact:	Robert Volke - SVP, Chief Financial Officer
Jason Freuchtel - Director, Investor Relations
(205) 380-7121

HIBBETT REPORTS SECOND QUARTER RESULTS

•Quarterly Earnings Per Diluted Share of $2.86, Well Above Consensus
•Q2 Comp Sales Decline 6.4% Versus Fiscal 2021; Two-Year Comp Increase of 72.8%
•YTD Comp Sales Increase 30.3% Versus Fiscal 2021; Two-Year Comp Increase of 63.4%
•Raises Full Year Sales and Diluted EPS Guidance

BIRMINGHAM, Ala. (August 27, 2021) - Hibbett, Inc. (Nasdaq/GS: HIBB), an athletic-inspired fashion retailer, today provided financial results for its second quarter ended July 31, 2021, and business updates.

Mike Longo, President and Chief Executive Officer, stated, “Our current year second quarter results were strong and compare favorably to the prior year second quarter that experienced a significant boost from market disruption, pent up demand and the first round of stimulus payments. We believe our significant revenue growth and profitability over the previous two years ago demonstrates that our strategy of delivering a compelling assortment of highly coveted merchandise coupled with superior customer service and a best-in-class omni-channel platform will continue to drive strong top and bottom line performance.”

Mr. Longo continued, “Our inventory position improved during the quarter despite ongoing disruptions in the supply chain and helped drive quarterly sales. Foundational enhancements to the customer experience and our ability to attract and stay connected to underserved customers continues to strengthen our relationships with our vendor partners.”

Finally, Mr. Longo concluded, “The dedication from all of our team members continues to be a key component of our rapid growth and strong financial performance. We believe that our investments in employees, stores, the online experience, distribution capabilities and our vendor relationships have positioned the Hibbett and City Gear brands to take advantage of the ongoing market disruption and to generate sustainable, profitable growth into the future.”

Second Quarter Results

Net sales for the 13-week period ended July 31, 2021, decreased 5.1% to $419.3 million compared with $441.6 million for the 13-week period ended August 1, 2020, but reflected a two-year increase of 66.1% compared to the $252.4 million for the 13-week period ended August 3, 2019. Compared to the 13-week period ended August 1, 2020, comparable sales decreased 6.4%, as brick and mortar comparable sales declined 3.8% and e-commerce sales decreased 20.4%. E-commerce represented 13.1% of total net sales for the 13-week period ended July 31, 2021, compared to 15.7% in the 13-week period ended August 1, 2020. On a two-year basis, comparable sales increased 72.8% versus the 13-week period ended August 3, 2019. Brick and mortar comparable sales increased 64.5% and e-commerce sales grew 153.3% over this 2-year period. As a reminder, sales in the 13-week period ended August 1, 2020, were positively impacted by pent-up consumer demand, temporary and permanent store closures by our competitors, and stimulus money which increased traffic to our stores and website. This year, despite reduced stimulus payments and less disruption to our largest competitors, we believe our increased market share, improved customer engagement, and availability of in-demand product were significant offsets to these headwinds.

Gross margin was 39.0% of net sales for the 13-week period ended July 31, 2021, compared with 37.0% of net sales for the 13-week period ended August 1, 2020. The approximate 200 basis point increase was driven by higher sell

Exhibit 99.1
through of premium priced product, a low promotional environment, improved profitability of e-commerce sales, and a slight mix shift away from e-commerce sales which, despite an overall improved margin, still carry a lower rate due to incremental fulfillment costs. Excluding adjustments to our non-cash inventory valuation reserves in the prior year quarter, the gross margin of 39.0% for the 13-week period ended July 31, 2021 is comparable to the adjusted gross margin of 36.7% for the 13-week period ended August 1, 2020.

Store operating, selling and administrative (“SG&A”) expenses were 22.3% of net sales for the 13-week period ended July 31, 2021, compared with 22.6% of net sales for the 13-week period ended August 1, 2020. This decrease was the result of having minimal costs in the current year associated with City Gear acquisition and integration activities. Excluding certain City Gear acquisition and integration expenses that occurred last year, SG&A expenses of 22.3% of net sales for the 13-week period ended July 31, 2021, increased approximately 300 basis points, from adjusted SG&A expenses of 19.3% of net sales for the 13-week period ended August 1, 2020. This increase was primarily related to the incremental cost of our stores operating at regular business hours with full staffs as well as increased investments to attract new customers, improve the customer experience, and make back-office processes more efficient. In the 13-week period ended August 1, 2020, many of our stores operated at less than regular business hours with slightly reduced staffing levels.

Net income for the 13-week period ended July 31, 2021, was $46.7 million, or $2.86 per diluted share, compared with a net income of $40.4 million, or $2.38 per share, for the 13-week period ended August 1, 2020. As there were no adjustments in the second quarter of the current year, net income for the 13-week period ended July 31, 2021, was $46.7 million, or $2.86 per diluted share, compared to adjusted net income for the 13-week period ended August 1, 2020, of $50.0 million, or $2.95 per diluted share.

For the 13-week period ended July 31, 2021, we opened 11 new stores and closed two underperforming stores, bringing the store base to 1,080 in 35 states.

We ended the second quarter of Fiscal 2022 with $176.8 million of available cash and cash equivalents on our unaudited condensed consolidated balance sheet. As of July 31, 2021, we had no debt outstanding and full availability under our $100.0 million secured credit facility.

Inventory at the end of the second quarter of Fiscal 2022 was $216.8 million, a 19.1% increase compared to the prior year second quarter.

Capital expenditures during the 13-week period ended July 31, 2021, were $13.8 million compared to $8.4 million in the 13-week period ended August 1, 2020. Current year capital expenditures were predominantly related to store development activities including new store openings, relocations, expansions, and remodels.

During the 13-week period ended July 31, 2021, the Company repurchased 989,388 shares of common stock for a total expenditure of $83.5 million, including 4,125 shares acquired from holders of restricted stock unit awards to satisfy tax withholding requirements of $0.3 million. The Company also initiated a recurring quarterly dividend equal to $0.25 per outstanding common share that resulted in a cash outlay of $3.8 million.

Fiscal Year-to-Date Results

Net sales for the 26-week period ended July 31, 2021, increased 30.2% to $926.1 million compared with $711.4 million for the 26-week period ended August 1, 2020, and increased 55.5% over two years from $595.7 million in the 26-week period ended August 3, 2019. Comparable sales increased 30.3% versus the 26-week period ended August 1, 2020. Brick and mortar comparable sales were up 39.9% and e-commerce sales decreased 11.4%, representing 12.4% of total sales in the 26-week period ended July 31, 2021 compared to 18.2% of total sales in the 26-week period ended August 1, 2020. Over two years, comparable sales increased 63.5% versus the 26-week period ended August 3, 2019. Brick and mortar comparable sales increased 56.9% and e-commerce sales grew 127.7% over this 2-year period.

Exhibit 99.1
Gross margin was 40.3% of net sales for the 26-week period ended July 31, 2021, compared with 33.4% for the 26-week period ended August 1, 2020. Excluding adjustments to our non-cash inventory valuation reserves in the 26-week period ended August 1, 2020, the current year gross margin of 40.3% is comparable to the adjusted gross margin of 33.9% in the prior year.

SG&A expenses were 20.0% of net sales for the 26-week period ended July 31, 2021, compared with 26.6% of net sales for the 26-week period ended August 1, 2020. Excluding certain City Gear acquisition and integration expenses and pandemic related impairment and valuation costs that occurred in the 26-week period ended August 1, 2020, current year SG&A expenses of 20.0% of net sales reflected an improvement of approximately 100 basis points from adjusted SG&A expenses of 21.0% of net sales for the 26-week period ended August 1, 2020.

Net income for the 26-week period ended July 31, 2021, was $131.5 million, or $7.90 per diluted share, compared to $25.1 million, or $1.50 per diluted share, for the 26-week period ended August 1, 2020. On an adjusted basis, net income for the 26-week period ended July 31, 2021, was $131.5 million, or $7.90 per diluted share, compared to $55.3 million, or $3.30 per diluted share, for the 26-week period ended August 1, 2020.

Fiscal 2022 Outlook

Given the strong performance in the second quarter, we are updating our financial guidance for Fiscal 2022, which ends January 29, 2022. Due to continuing uncertainty in the business environment, potential legislation that could negatively impact our business, changes in consumer spending habits and ongoing supply chain disruptions, forecasting future results remains difficult and we are therefore providing limited forward guidance regarding our updated outlook for Fiscal 2022.

Our projected financial results for Fiscal 2022 are influenced by many factors, several of which are discussed below:
•We attracted new customers to our store locations and to our omni-channel platform in Fiscal 2021 due to pent-up demand, market disruption and government stimulus payments. Many of these new customers made repeat purchases. We expect to continue to attract and retain new customers during Fiscal 2022.
•Accelerating consumer adoption of e-commerce, which we believe is likely a permanent change, will continue to benefit our omni-channel business.
•Our strong vendor relationships allow us to meet customer demand for athletic-inspired fashion footwear, apparel and accessories both in-store and online.
•Other initiatives, including net low double digit unit store growth per brand, an improved in-store experience resulting from our store refresh program, increased speed to market via supply chain enhancements and an improved focus on our sales culture.

Specific items not factored into our outlook include further government stimulus payments, unannounced and/or unexpected market disruption, changes to the Federal minimum wage or significant wage inflation, increases in corporate tax rates and shifts in consumer spending habits.

Based on the considerations above and our results in the first half of the year, we forecast the following GAAP results for Fiscal 2022:
•Comparable sales versus the prior year are expected to be in the positive mid-teens, up from our previous guidance range of positive high-single digits to positive low-double digits;
•Gross margin is expected to be lower in the second half of Fiscal 2022 in relation to the first half of Fiscal 2022, but is expected to be favorable to both GAAP and adjusted Fiscal 2021 gross margin on a full year basis, which is consistent with the previous guidance;
•SG&A is expected to increase as a percent of sales in the second half of Fiscal 2022 in comparison to the first half of Fiscal 2022, but is still anticipated to decline as a percent of sales in comparison to both GAAP and adjusted SG&A in Fiscal 2021 on a full year basis, which is consistent with the previous guidance;
•Diluted earnings per share in the range of $11.00 to $11.50, assuming an effective tax rate of approximately 25.0% and a weighted average diluted share count of approximately 16.2 million.

Non-GAAP results for Fiscal 2022 are not expected to materially differ from our GAAP results.

Exhibit 99.1

During the second quarter of Fiscal 2022, we continued to evaluate attractive investment opportunities for deploying our capital. We now plan to invest approximately $70.0 million of capital on attractive organic growth opportunities that we believe will lead to higher sales and on various infrastructure projects that will enhance our distribution and back-office efficiency during Fiscal 2022. We believe that these growth opportunities will enhance the consumer experience both in stores and online and modernize our technology and processes. In addition to our capital expenditure plans, we intend to opportunistically allocate capital to share repurchases and remain dedicated to returning capital to our stockholders in the form of our recently initiated regular quarterly dividend of $0.25 per share.

Investor Conference Call and Simulcast

Hibbett, Inc. will host a webcast at 10:00 a.m. ET on Friday, August 27, 2021, to discuss second quarter results. The webcast of Hibbett’s earnings review and a slide deck of supporting information that will be referenced during the webcast will be available at https://investors.hibbett.com/ under the News & Events section. A replay of the webcast will be available for 30 days.

About Hibbett, Inc.

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with 1,080 Hibbett and City Gear specialty stores located in 35 states nationwide. Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan and adidas. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com. Follow us @hibbettsports and @citygear on Facebook, Instagram, and Twitter.

About Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures for both the 13-week period and 26-week period ended August 1, 2020, including adjusted net income, earnings per share, gross margin, SG&A expenses, and operating income as a percentage of net sales. Management believes these non-GAAP financial measures are useful to investors to facilitate comparisons of our current financial results to historical operations and the financial results of peer companies, as they exclude the effects of items that may not be indicative of, or are unrelated to, our underlying operating results, such as expenses related to the COVID-19 pandemic and the acquisition of City Gear. Costs related to the COVID-19 pandemic include impairment charges of goodwill, tradename and other assets, and lower of cost or net realizable value inventory reserve charges. The costs related to the acquisition of City Gear include change in valuation of the contingent earnout and professional fees. There were no non-GAAP financial measures for either the 13-week period or 26-week period ended July 31, 2021.

While our management uses these non-GAAP financial measures as a tool to enhance their ability to assess certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure prepared in accordance with GAAP, please see the sections titled “GAAP to Non-GAAP Reconciliation” that accompany this press release.

Exhibit 99.1
Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as our Fiscal 2022 outlook, future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, the impact of the COVID-19 pandemic on our business, our effective tax rate and other such matters, are forward-looking statements. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions, and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, or performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect overall consumer spending or our industry; changes to the financial health of our customers; our ability to successfully execute our long-term strategies; our ability to effectively drive operational efficiency in our business; the potential impact of new trade, tariff and tax regulations on our profitability; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; the impact of public health crises, including the COVID-19 pandemic, or other significant or catastrophic events such as extreme weather, natural disasters or climate change; fluctuations in the costs of our products; acceleration of costs associated with the protection of the health of our employees and customers; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to successfully manage or realize expected results from an acquisition, and other significant investments or capital expenditures; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption of such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract key talent and retain the services of our senior management and key employees.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	13-Weeks Ended				26-Weeks Ended
	July 31, 2021		August 1, 2020		July 31, 2021		August 1, 2020
		% to Sales		% to Sales		% to Sales		% to Sales
Net sales	$419,257		$441,607		$926,117		$711,445
Cost of goods sold	255,930	61.0%	278,010	63.0%	552,827	59.7%	473,701	66.6%
Gross margin	163,327	39.0%	163,597	37.0%	373,290	40.3%	237,744	33.4%
Store operating, selling and administrative expenses	93,442	22.3%	99,835	22.6%	185,181	20.0%	169,508	23.8%
Goodwill impairment	—	—%	—	—%	—	—%	19,661	2.8%
Depreciation and amortization	8,385	2.0%	7,484	1.7%	16,459	1.8%	14,354	2.0%
Operating income	61,500	14.7%	56,278	12.7%	171,650	18.5%	34,221	4.8%
Interest expense, net	28	—%	206	—%	127	—%	376	0.1%
Income before provision for income taxes	61,472	14.7%	56,072	12.7%	171,523	18.5%	33,845	4.8%
Provision for income taxes	14,776	3.5%	15,717	3.6%	40,061	4.3%	8,777	1.2%
Net income	$46,696	11.1%	$40,355	9.1%	$131,462	14.2%	$25,068	3.5%

Basic earnings per share	$2.98		$2.44		$8.21		$1.52
Diluted earnings per share	$2.86		$2.38		$7.90		$1.50

Weighted average shares:
Basic	15,691		16,535		16,008		16,540
Diluted	16,305		16,982		16,635		16,764

Percentages may not foot due to rounding.

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	July 31, 2021	January 30, 2021	August 1, 2020
Assets
Cash and cash equivalents	$176,841	$209,290	$217,809
Inventories, net	216,789	202,038	182,035
Other current assets	25,292	28,472	19,922
Total current assets	418,922	439,800	419,766

Property and equipment, net	115,133	107,159	98,574
Operating right-of-use assets	222,654	216,224	222,896
Finance right-of-use assets, net	2,881	3,285	2,560
Tradename intangible asset	23,500	23,500	23,500
Deferred income taxes, net	13,509	14,625	15,161
Other noncurrent assets	3,475	3,573	4,386
Total assets	$800,074	$808,166	$786,843

Liabilities and Stockholders’ Investment
Accounts payable	$102,361	$107,215	$124,303
Operating lease obligations	59,709	58,613	61,463
Finance lease obligations	997	956	868
Accrued expenses	40,052	58,536	60,794
Total current liabilities	203,119	225,320	247,428

Long-term operating lease obligations	191,459	186,133	188,593
Long-term finance lease obligations	2,144	2,599	1,994
Other noncurrent liabilities	3,173	3,078	3,149
Stockholders’ investment	400,179	391,036	345,679
Total liabilities and stockholders’ investment	$800,074	$808,166	$786,843

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	13-Weeks Ended		26-Weeks Ended
	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Sales Information
Net sales (decrease) increase	(5.1)%	74.9%	30.2%	19.4%
Comparable store sales (decrease) increase	(6.4)%	79.2%	30.3%	22.2%

Store Count Information
Beginning of period	1,071	1,078	1,067	1,081
New stores opened	11	3	17	6
Rebranded stores	—	4	—	6
Stores closed	(2)	(8)	(4)	(16)
End of period	1,080	1,077	1,080	1,077

Estimated square footage at end of period (in thousands)	6,089	6,069

Balance Sheet Information
Average inventory per store	$200,731	$169,020

Share Repurchase Information
Shares purchased under our Program	985,263	—	1,526,546	428,018
Cost (in thousands)	$83,163	$—	$120,477	$9,748
Settlement of net share equity awards	4,125	4,061	45,245	34,956
Cost (in thousands)	$331	$59	$3,177	$483

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share amounts)
(Unaudited)

	13-Week Period Ended August 1, 2020
	GAAP Basis (As Reported)	Acquisition Costs(1)	COVID-19(2)	Non-GAAP Basis (As Adjusted)
					% to Sales
Cost of goods sold	$278,010	$—	$(1,353)	$279,363	63.3%
Gross margin	$163,597	$—	$(1,353)	$162,244	36.7%
Store operating, selling and administrative expense	$99,835	$3,493	$11,309	$85,033	19.3%
Operating income	$56,278	$3,493	$9,956	$69,727	15.8%
Provision for income taxes	$15,717	$979	$2,791	$19,487	4.4%
Net income	$40,355	$2,514	$7,166	$50,035	11.3%
Diluted earnings per share	$2.38	$0.15	$0.42	$2.95

1) Excluded acquisition amounts during the 13-weeks ended August 1, 2020, related to the acquisition of City Gear, LLC consist primarily of change in valuation of contingent earnout and accounting and professional fees.

2) Excluded amounts during the 13-weeks ended August 1, 2020, related to the COVID-19 pandemic consist primarily of non-cash LCM reserve adjustments in cost of goods sold and reversal of the change in valuation of contingent earnout recorded during the 13-weeks ended May 2, 2020 in SG&A.

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share amounts)
(Unaudited)

	26-Week Period Ended August 1, 2020
	GAAP Basis (As Reported)	Acquisition Costs(1)	COVID-19(2)	Non-GAAP Basis (As Adjusted)
					% to Sales
Cost of goods sold	$473,701	$—	$3,736	$469,965	66.1%
Gross margin	$237,744	$—	$3,736	$241,480	33.9%
Store operating, selling and administrative expense	$169,508	$4,147	$15,743	$149,618	21.0%
Operating income	$34,221	$4,147	$39,140	$77,508	10.9%
Provision for income taxes	$8,777	$1,183	$11,903	$21,863	3.1%
Net income	$25,068	$2,964	$27,237	$55,270	7.8%
Diluted earnings per share	$1.50	$0.18	$1.62	$3.30

1) Excluded acquisition amounts during the 26-weeks ended August 1, 2020, related to the acquisition of City Gear, LLC consist primarily of change in valuation of contingent earnout and accounting and professional fees.

2) Excluded amounts during the 26-weeks ended August 1, 2020, related to the COVID-19 pandemic consist primarily of net non-cash LCM reserve charges in cost of goods sold and impairment (goodwill, tradename and other assets) costs and paid-not-worked salaries net of related tax credits in SG&A.
End of Exhibit 99.1